EXHIBIT 21
SUBSIDIARIES OF REGISTRANT


									State of
Company Name							Incorporation
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Metropolitan Investment Securities, Inc.*	Washington

Summit Group Holding Co., Inc.			Delaware

Summit Property Development, Inc.			Washington

Old Standard Life Insurance**				Idaho

Arizona Life Insurance Company			Arizona



*Metropolitan Investment Securities, Inc., in some states uses the following DBA:
Washington Metropolitan Investment Securities, Inc. and National
Metropolitan Investment Securities, Inc.

**Old Standard Life Insurance, in some states uses the following
DBA:
Old Standard Company; Old Standard and Old Standard Life.

Summit Securities, Inc., in some states uses a DBA of National
Summit Securities, Inc.